Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-190012, 333-144309, 333-144370 and 333-158332 on Form S-8 of our report dated November 21, 2013 (July 11, 2014, as to the effects of the change in segment reporting structure described in Notes 10 and 22), relating to the consolidated financial statements of Covidien plc and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in the Company’s presentation of comprehensive income in 2012 to conform to new authoritative guidance issued by the Financial Accounting Standards Board), appearing in this Current Report on Form 8-K of Covidien plc.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 11, 2014